NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE AMERICAN LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 25, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 11, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between BlackRock New Jersey Municipal Bond Trust and BlackRock MuniYield New Jersey Fund, Inc. became effective on June 11, 2018. Each common share of BlackRock New Jersey Municipal Bond Trust was converted into 0.97922768 common shares of BlackRock MuniYield New Jersey Fund, Inc. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 11, 2018.